Exhibit 15.2
[Letterhead of Global Law Office]
[Chinese Characters]
33/F, Shanghai Square
No. 138 Middle Huai Hua Road
Shanghai 200021, China
Tel: ++86 21 6375 6722 Fax: ++86 21 6375 6723
www.globallawoffice.com.cn
June 26th, 2009
Focus Media Holding Limited
28-30/F, Zhao Feng World Trade Building
369 Jiangsu Road
Shanghai 200050
PRC
Dear Sirs,
Re: The Annual Report on Form 20-F for the Fiscal Year ended December 31, 2008 of Focus Media Holding Limited (“Annual Report”)
We hereby consent to the reference to our firm under the headings “Information on the Company — Business Overview — Regulatory Matters” and “—Organization Structure” in the annual report on Form 20-F for the fiscal year ended December 31, 2008 of Focus Media Holding Limited to be filed with the Securities and Exchange Commission on or about June 29th, 2009.
Yours faithfully,
/s/ Global Law Office
Global Law Office